Exhibit 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE	Media Contact:
5 a.m. EDT, October 28, 2010	Gail Baker
Director, Corporate Communications
Phone: 503-464-8693

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric Reports
Third Quarter 2010 Financial Results
and Revises 2010 Guidance

Portland, Ore, October 28, 2010 — Portland General Electric Company (NYSE: POR) today reported net income of $49 million, or $0.65 per diluted share, for the three months ended September 30, 2010, compared to $32 million, or $0.43 per diluted share, for the three months ended September 30, 2009. PGE now estimates earnings per diluted share for 2010 will range from $1.65 to $1.80. The increase in net income and the revision to 2010 guidance were driven by the effects of the Oregon Senate Bill 408 (SB 408) calculation. During the third quarter of 2010, a new federal tax law was enacted that includes the extension of bonus depreciation, which resulted in a significant increase in the amount to be collected from customers pursuant to SB 408. The earnings impact related to SB 408, including the effect of the new tax law, was approximately $0.16 per diluted share for the third quarter of 2010.
Retail revenues increased $25 million, or 6%, from the third quarter of 2009 primarily due to a $20 million increase related to SB 408. Also contributing to the revenue increase was a change in the mix of customers that purchase their energy requirements from PGE. Partially offsetting these increases was the impact of a 5% decrease in average retail prices in the third quarter of 2010 compared to the third quarter of 2009.
Retail energy deliveries were down 2.7%, with decreases in residential and commercial deliveries partially offset by an increase in industrial deliveries. Decreases of 5.4% and 3.8% in residential and commercial deliveries, respectively, were driven primarily by cooler than normal weather in the third quarter of 2010, compared with warmer than normal weather in 2009, and by the continued impact of the weak economy. Partially offsetting these decreases was a 4.2% increase in industrial energy deliveries.
On a weather adjusted basis, retail energy deliveries approximated those of the third quarter of 2009. Weather adjusted retail energy deliveries for 2010 are expected to be approximately 1.5% below 2009 due to the combination of energy efficiency initiatives and the continued effects of the economy. Such declines are expected to be partially offset by a moderate increase in deliveries to existing industrial customers, including those in the high technology sector.

The average variable power cost in the third quarter of 2010 decreased 8% compared to the third quarter of 2009. The decrease was driven primarily by an increase in lower-cost generation, resulting from both lower fuel costs and higher plant availability. Availability of the plants that PGE operates was 94% in the first nine months of 2010 compared to 86% in 2009.
Net income for the nine months ended September 30, 2010 was $100 million, or $1.32 per diluted share, compared to $87 million, or $1.21 per diluted share, for the comparable period of 2009. The $13 million increase was primarily due to the effects of SB 408 and a 7% decrease in the average variable power cost. A 3.9% decrease in retail energy deliveries was driven by the continuing effects of the economy and mild weather.
"PGE is proud to have completed Biglow Canyon Wind Farm - one of the largest wind projects in the Pacific Northwest - on time and under budget," said Jim Piro, President and Chief Executive Officer. "I am also pleased that our generation and power delivery teams performed very well during this period. We have also reached agreement on all items related to revenue requirements in the current general rate case, which we believe provides a fair and reasonable outcome for customers and shareholders."
Third Quarter Highlights

▪
Completed Phase III of the Biglow Canyon Wind Farm project at a total cost of $383 million. The completed project has a total of 217 wind turbines in service, with a total installed capacity of approximately 450 MW. Energy from wind resources provided 7% of PGE’s retail load requirement in the third quarter of 2010 compared to 4% in the third quarter of 2009.

▪
Reached agreement in the Company's 2011 General Rate Case proceeding among PGE, the Public Utility Commission of Oregon (OPUC) staff and customer groups on all items related to revenue requirement issues, with the following impact to the initial filing (in millions):

	General Rate Case*	Net Variable Power Costs	Total
Initial filing	$158	$(33)	$125
Revenue requirement stipulations	(43)	—	(43)
Cost of capital stipulation	(15)	—	(15)
NVPC update	5	(13)	(8)
Total	$105	$(46)	$59
*     The 2011 load forecast was updated in September 2010 and forecasted NVPC for 2011 will be updated through November 15, 2010.

The stipulated items include the following:

◦	Capital structure of 50% debt and 50% equity;

◦	Return on equity of 10.0%;

◦	Cost of capital of 8.033%;

◦	The Power Cost Adjustment Mechanism (PCAM) deadband range was fixed at $15 million below and $30 million above the baseline NVPC;

◦	Extension of the decoupling mechanism through December 31, 2013; and

◦
Agreement between PGE and certain parties to allow changes in customer prices to reflect the incremental revenue requirement impact of a shortened Boardman operating life, if that were to occur, subject to OPUC approval.

After considering all items agreed among PGE, OPUC staff, and customer groups, the filing results in a 3.5% overall customer price increase and an average rate base of approximately $3.153 billion. The price increase is subject to change to incorporate final updates to the forecast of 2011 NVPC. The regulatory review process is continuing, with a final order expected from the OPUC before the end of 2010. New rates are expected to be effective January 1, 2011.

Third Quarter Operating Results

▪	Retail revenues increased $25 million, or 6%, in the third quarter of 2010 compared to the third quarter of 2009 primarily due to:

◦
A $20 million increase related to SB 408, resulting primarily from the effect of a new federal tax law that provides for the extension of bonus depreciation, which resulted in a significant increase in the amount to be collected from customers;

◦	A $12 million increase in energy sales, consisting of the net effect of:

•
A 4.2% increase in deliveries to industrial customers, primarily due to improvement in the high technology sector, the 2010 return of a large customer from another electricity supplier to PGE for its energy requirements, and increased production by another large industrial customer; and

•
Decreases of 5.4% and 3.8% in residential and commercial deliveries, respectively, driven primarily by both cooler summer weather and the continued impact of the weak economy. Partially offsetting the effects of the weather and the economy was the impact of a 4,700 increase in the average number of customers served;

◦	A $5 million increase related to the reversal of a deferral for customer refunds under the 2005 Oregon Corporate Tax Kicker, pursuant to an OPUC order;

◦	A $4 million increase related to the accrual of revenue requirements for Biglow Canyon;

◦	A $2 million increase related to the decoupling mechanism, due to a $2 million customer refund recorded in 2009; partially offset by

◦
A $19 million decrease related to a 5% decrease in average retail price. A decrease in net variable power costs, pursuant to the Company's Annual Power Cost Update Tariff, was partially offset by increases related to the Biglow Canyon Phase II and Selective Water Withdrawal capital projects.

▪
Purchased power and fuel expense decreased $22 million, or 10%, in the third quarter of 2010 compared to the third quarter of 2009, with $20 million related to an 8% decrease in average variable power cost and $2 million related to a 1% decrease in total system load. The average variable power cost decreased to $38.12 per MWh in the third quarter of 2010 from $41.54 per MWh in the third quarter of 2009, primarily due to a shift in the mix of energy sources. Thermal generation was higher in the third quarter of 2010 compared to 2009. Energy from hydro resources was approximately 9% and 10% below normal in the third quarter and first nine months of 2010, respectively, and is expected to be below normal for the year.

▪
Depreciation and amortization expense increased $6 million, or 11%, in the third quarter of 2010 compared to the third quarter of 2009 largely due to increased capital additions related to Biglow Canyon Phase III and the smart meter project.

•
Other income, net decreased $3 million primarily due to a decrease in income from non-qualified benefit plan trust assets. In the third quarter of 2010, PGE recorded a $3 million gain, compared to a $5 million gain recorded in the third quarter of 2009.

2010 Earnings Guidance
PGE is revising earnings guidance from the previously reported range of $1.40 to $1.55 per diluted share to $1.65 to $1.80 per diluted share. The guidance change reflects the effect of a change in federal law regarding 2010 bonus depreciation on SB 408, representing approximately $0.20 per diluted share. The aggregate net effect of several other items represents an additional positive impact of approximately $0.05 per diluted share.

2011 Earnings Guidance
2011 earnings guidance will be initiated on PGE's fourth quarter earnings call in February 2011.

Third Quarter 2010 Earnings Call and Web cast — October 28, 2010
PGE will host a conference call with financial analysts and investors on Thursday, October 28, 2010, at 11 a.m. EDT. The conference call will be web cast live on the PGE website at www.PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. EDT on Thursday, October 28, 2010 through Thursday, November 4, 2010.
Jim Piro, President and CEO; Maria Pope, Senior Vice President, Finance, CFO, and Treasurer; and Bill Valach, Director, Investor Relations, will participate in the call. Management will respond to questions following formal comments.
The attached condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company
Portland General Electric Company is a vertically integrated electric utility that serves approximately 822,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The Company’s headquarters are located at 121 SW Salmon Street, Portland, Oregon 97204. Visit PGE’s website at www.PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance, statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning the outcome of the 2011 general rate case and the timing of a final order from the OPUC; statements regarding the outcome of any legal or regulatory proceeding; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including the reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; the outcome of the 2011 general rate case filing; regulatory approval and rate treatment of the smart meter project and Phase III of the Biglow Canyon Wind Farm project; operational risks relating to the Company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; unforeseen problems or delays in completing capital projects, resulting in the failure to complete such projects on schedule or within budget; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues, net	$464	$445	$1,328	$1,319
Operating expenses:
Purchased power and fuel	203	225	613	664
Production and distribution	42	42	127	127
Administrative and other	47	43	140	134
Depreciation and amortization	59	53	173	160
Taxes other than income taxes	23	20	67	64
Total operating expenses	374	383	1,120	1,149
Income from operations	90	62	208	170
Other income:
Allowance for equity funds used during construction	4	5	12	13
Miscellaneous income, net	3	5	1	6
Other income, net	7	10	13	19
Interest expense	27	25	82	76
Income before income taxes	70	47	139	113
Income taxes	22	16	40	32
Net income	48	31	99	81
Less: net loss attributable to noncontrolling interests	(1)	(1)	(1)	(6)
Net income attributable to Portland General Electric Company	$49	$32	$100	$87

Weighted-average shares outstanding (in thousands):
Basic	75,295	75,182	75,267	71,980
Diluted	75,311	75,223	75,282	72,057
Earnings per share:
Basic	$0.65	$0.43	$1.32	$1.21
Diluted	$0.65	$0.43	$1.32	$1.21
Dividends declared per common share	$0.260	$0.255	$0.775	$0.755

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$7	$31
Accounts receivable, net	133	159
Unbilled revenues	67	95
Inventories	57	58
Margin deposits	117	56
Regulatory assets - current	221	197
Current deferred income taxes	78	—
Other current assets	70	94
Total current assets	750	690
Electric utility plant, net	4,114	3,858
Regulatory assets - noncurrent	604	465
Non-qualified benefit plan trust	43	47
Nuclear decommissioning trust	34	50
Other noncurrent assets	72	62
Total assets	$5,617	$5,172

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$149	$187
Short-term debt	20	—
Liabilities from price risk management activities - current	217	128
Current portion of long-term debt	—	186
Regulatory liabilities - current	13	27
Other current liabilities	121	92
Total current liabilities	520	620
Long-term debt, net of current portion	1,808	1,558
Regulatory liabilities - noncurrent	669	654
Deferred income taxes	499	356
Liabilities from price risk management activities - noncurrent	244	127
Unfunded status of pension and postretirement plans	116	143
Non-qualified benefit plan liabilities	97	96
Other noncurrent liabilities	79	75
Total liabilities	4,032	3,629
Total equity	1,585	1,543
Total liabilities and equity	$5,617	$5,172

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$99	$81
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	173	160
Increase (decrease) in net liabilities from price risk management activities	202	(94)
Regulatory deferral - price risk management activities	(202)	94
Deferred income taxes	48	23
Regulatory deferral of settled derivative instruments	37	(5)
Senate Bill 408 deferrals, net	(30)	(2)
Allowance for equity funds used during construction	(12)	(13)
Decoupling mechanism deferrals, net	(9)	4
Unrealized gains on non-qualified benefit plan trust assets	(2)	(7)
Power cost deferrals, net	(1)	(13)
Other non-cash income and expenses, net	24	16
Changes in working capital:
Decrease in receivables	54	61
(Increase) decrease in margin deposits	(61)	103
Income tax refund received	53	—
Decrease in payables	(16)	(51)
Other working capital items, net	5	15
Contribution to pension plan	(30)	—
Other, net	(15)	5
Net cash provided by operating activities	317	377
Cash flows from investing activities:
Capital expenditures	(384)	(544)
Sales of Nuclear decommissioning trust securities	27	30
Purchases of Nuclear decommissioning trust securities	(25)	(31)
Distribution from Nuclear decommissioning trust	19	—
Other, net	(1)	(1)
Net cash used in investing activities	(364)	(546)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	249	430
Payments on long-term debt	(186)	(142)
Proceeds from issuance of common stock, net of issuance costs	—	170
Borrowings on revolving credit facilities	—	82
Payments on revolving credit facilities	—	(213)
Borrowings (payments) on short-term debt	11	(7)
Issuances (maturities) of commercial paper, net	9	(65)
Dividends paid	(58)	(53)
Debt issuance costs	(2)	(4)
Noncontrolling interests' capital contributions	—	7
Net cash provided by financing activities	23	205
Net change in cash and cash equivalents	(24)	36
Cash and cash equivalents, beginning of period	31	10
Cash and cash equivalents, end of period	$7	$46

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues (dollars in millions):
Retail:
Residential	$176	$187	$578	$621
Commercial	158	171	447	481
Industrial	57	42	161	124
Subtotal	391	400	1,186	1,226
Other - accrued revenues	36	2	47	(12)
Total retail revenues	427	402	1,233	1,214
Wholesale revenues	27	36	69	85
Other operating revenues	10	7	26	20
Total revenues	$464	$445	$1,328	$1,319

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,626	1,719	5,357	5,716
Commercial	1,865	1,916	5,177	5,367
Industrial	865	610	2,395	1,772
Total retail energy sales	4,356	4,245	12,929	12,855
Delivery to direct access customers:
Commercial	85	112	251	299
Industrial	180	393	532	1,120
	265	505	783	1,419
Total retail energy sales and deliveries	4,621	4,750	13,712	14,274
Wholesale energy deliveries	721	877	2,115	2,274
Total energy sold and delivered	5,342	5,627	15,827	16,548
Number of retail customers at end of period:
Residential			718,351	714,869
Commercial			103,590	103,016
Industrial			249	257
Direct access			217	253
Total retail customers			822,407	818,395

	Heating Degree-days		Cooling Degree-days
	2010	2009	2010	2009
1st Quarter	1,629	2,022	—	—
Average	1,849	1,831	—	—
2nd Quarter	861	578	18	90
Average	684	683	73	71
3rd Quarter	117	63	296	537
Average	82	80	398	394
Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).